Exhibit 10.1
PRIVATE & CONFIDENTIAL
June 15, 2008
Stephen Cumming
[Address]
Dear Stephen,
Thank you for your interest in pursuing a career with Atmel Corporation. At this time, we are extending an offer to you as Vice President and Chief Financial Officer at Headquarters, reporting to Steven Laub.
Salary and Benefits
You will receive a base salary consisting of $13,269.23 bi-weekly (annualized at $345,000.00), payable in accordance with the Atmel’s normal payroll policies and subject to the usual, required withholdings.
You will be eligible to participate in Atmel’s executive incentive plan for 2008. Your target incentive for 2008 will be 70% of your base salary and will be subject to the terms and conditions of Atmel’s executive incentive plan, including continued employment obligations and applicable payment dates. Your actual earned bonus, if any, will be prorated based on your start date and your performance period for 2008 and will be subject to achievement of applicable performance goal(s) specified by the Compensation Committee of the Board of Directors.
In addition, you will be eligible to be granted an option to purchase 400,000 options from Atmel’s 2005 Stock Plan. You will also be eligible to be granted 30,000 Restricted Stock Units under Atmel’s 2005 Stock Plan. The granting of Stock Options and Restricted Stock Units, however, are subject to the approval of the Board of Directors (the “Board”). These grants will be subject to the terms and conditions of the Atmel 2005 Stock Plan and applicable award agreements between you and the Atmel (which will include, among other things, the applicable vesting and/or performance criteria). No right to any stock is earned or accrued until such time that vesting occurs, nor will the grants confer any right to continue vesting or employment. You will need to confirm with our Stock Administrator when Board approval has occurred.
You will also be eligible to participate in Atmel’s benefit plans, as may exist from time to time. You should note that except for your salary and target incentive bonus for 2008, Atmel may modify salaries and benefits from time to time as it deems necessary.

Termination and Severance:
1) If, within three (3) months before and twelve (12) months after a Change in Control, your employment is terminated by Atmel without Cause or by yourself for Good Reason, then, subject to your signing and not revoking a separation agreement and release of claims in a form acceptable to Atmel, within the period required by the release but in no event later than two and one-half (2 1/2) months following the end of the calendar year in which your termination of employment occur, you will receive:
a)

(i) continued payment of your base salary (subject to applicable tax withholdings) for twelve (12) months, such amounts to be paid out monthly in accordance with Atmel’s normal payroll policies;

(ii) the current year’s On-Target Bonus Incentive pro-rated to the date of termination (subject to applicable tax withholdings), to be paid within thirty (30) days of your date of termination (subject to applicable tax withholdings), except as otherwise provided in section (e) below. For this purpose, “On-Target Bonus Incentive” will mean the cash amount equal to your target bonus opportunity for the year in which your termination occurs;

(iii) 100% accelerated vesting with respect to your then outstanding, unvested options and restricted stock units that vest solely on the basis of time and are not otherwise subject to performance-based criteria.

b)	For purposes of this offer, “Cause” will mean:

(i) your willful and continued failure to perform the reasonable duties and responsibilities of your position (that are not inconsistent with your fiduciary duties) after there has been delivered to you a written demand for performance from the CEO which describes the basis for the CEO’s belief that you have not substantially performed your duties and you have not corrected such failure within 30 days of such written demand;

(ii) any act of personal dishonesty taken by you in connection with your responsibilities as an employee of Atmel;

(iii) your conviction of, or plea of nolo contendere to, a felony;

(iv) a material breach of any fiduciary duty owed to Atmel by you;

(v) your being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability);

(vi) your (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”);

(vii) your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this letter or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to Atmel under this letter.

c)	For purposes of this offer, “Good Reason” means the occurrence of any of the following without your express written consent:

(i) an adverse change in your title or reporting relationship, or a significant reduction of your duties, position, or responsibilities, relative to your duties, position, or responsibilities in effect immediately prior to such reduction;

(ii) a reduction in your Base Salary or On-Target Bonus Incentive as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of Atmel and which one-time reduction reduces the Base Salary or On-Target Bonus Incentive by a percentage reduction of 10% or less in the aggregate will not constitute “Good Reason;” or

(iii) your relocation to a facility or location more than 50 miles from the location of Atmel’s headquarters.

d)	For purposes of this offer, “Change of Control” will mean the occurrence of any of the following events:

(i) the consummation by Atmel of a merger or consolidation of Atmel with any other corporation, other than a merger or consolidation which would result in the voting securities of Atmel outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of Atmel or such surviving entity outstanding immediately after such merger or consolidation;

(ii the consummation of the sale or disposition by Atmel of all or substantially all of Atmel’s assets;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Atmel representing more than 50% of the total voting power represented by Atmel then outstanding voting securities; or

(iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of Atmel as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of Atmel.
2) If, more than three months before and more than 12 months after a Change of Control, your employment is terminated by Atmel without Cause or by yourself for Good Reason, then, subject to your signing and not revoking a separation agreement, release of claims, and a non-competition and non-solicitation agreement in the forms acceptable to Atmel, within the period required by the release but in no event later than two and one-half (2 1/2) months following the end of the calendar year in which your termination of employment occur, you will receive a continued payment of your base salary (subject to applicable tax withholdings) for nine (9) months, such amounts to be paid out monthly in accordance with Atmel’s normal payroll policies. The non-competition and non-solicitation period will be for a period of twelve (12) months.

3) Notwithstanding anything to the contrary in this offer, if you are a “specified employee” within the meaning of Section 409A of the IRC and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of your termination of employment (other than due to death), then the severance benefits payable to you under this offer, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six-month anniversary of your date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this offer to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Atmel and you agree to work together in good faith to consider amendments to this offer and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.
This offer is contingent upon the satisfactory completion of an ATMEL background check on you.
This offer is also contingent upon your ability to show, per INS Form I-9 (Employment Eligibility Verification), that you are legally employable in the United States. See enclosed lists of acceptable documentation. This verification will be photocopied during your first day Orientation Meeting, which will begin at 9:00 a.m. At this time, you will also receive an Employee Handbook, sign up for the company’s benefits and receive your employee identification number.
You should know that your employment with ATMEL is freely entered into and is for no specified period of time. As a result, you are free to resign at any time for any reason or for no reason. Similarly, Atmel is free to conclude its employment relationship with you at any time, with or without cause.
We also ask that, if you have not already done so, you disclose to Atmel any and all agreements relating to your prior employment that may affect your eligibility to be employed by Atmel or limit the manner in which you may be employed. Your signature below confirms Atmel’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with Atmel, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Atmel is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Atmel. Similarly, you agree not to bring any third party confidential information to Atmel, including that of your former employer, and that in performing your duties for Atmel you will not in any way utilize any such information.
As an employee of Atmel, you will be expected to abide by our rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Employee Handbook.
As a condition of your employment, you are also required to sign and comply with Atmel’s standard Confidential Information and Proprietary Information Agreement (the “Confidentiality Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Atmel, and non-disclosure of Atmel proprietary information. [In the event of any dispute or claim relating to or arising out of our employment relationship, you and Atmel agree that (i) any and all disputes between you and Atmel shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) Atmel shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.
If this offer is satisfactory to you, please sign and date both original offer letters and return one original to Atmel Corporation. Please note that this offer will automatically expire if not accepted within one week of the date of this offer letter. Please fax to: [omitted].
Congratulations! We look forward to a successful and professional working relationship with you.
Sincerely,
/s/ John Klinestiver
John Klinestiver
Vice President, Human Resources

/s/ Stephen Cumming	June 16, 2008	July 7th, 2008
Stephen Cumming	Date	Start Date